Exhibit 10.24

PERFORMANCE UNIT AWARD AGREEMENT
To: [name]
Gastar Exploration Inc., a Delaware corporation (the “Company”), is pleased to grant you an award (the “Award”) to receive an aggregate of [number] performance units (each, a “Performance Unit”) in respect of the period beginning [date] and ending [date] (the “Performance Period”). The Award is subject to your acceptance of and agreement to all the applicable terms, conditions and restrictions described in this Performance Unit Award Agreement (this “Agreement”) and the Gastar Exploration Ltd. 2006 Long-Term Stock Incentive Plan (as it may be amended from time to time, the “Plan”). A copy of the Plan is available upon request. To the extent that any provision of this Agreement conflicts with the expressly applicable terms of the Plan, you acknowledge and agree that those terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan. Terms that have their initial letters capitalized, but that are not otherwise defined in this Agreement, shall have the meanings given to them in the Plan in effect as of the date of this Agreement. The Performance Units contemplated herein are granted as Awards under the Plan and are subject to the award limitations applicable to awards denominated in shares of the Company’s common stock (the “Common Stock”) that are set forth in Sections 4 and 6 of the Plan.
This Agreement sets forth the terms of the agreement between you and the Company with respect to the Performance Units. By accepting this Agreement, you agree to be bound by all of the terms hereof.
1.Overview of Performance Units.
(a)    Performance Units Generally. Each Performance Unit represents a contractual right to receive one share of Common Stock or an amount of cash equal to the Fair Market Value thereof, subject to the terms and conditions of this Agreement; provided that, based on the relative achievement against the performance objective outlined in Section 3 below (the “Performance Objective”), the aggregate consideration deliverable hereunder in respect of the Performance Units may range from to 0% to 200% of the number of Performance Units stated in the preamble to this Agreement (such stated number of Performance Units hereafter called the “Initial Performance Units”). Your right to receive consideration in settlement of Performance Units is generally contingent, in whole or in part, upon (i) the Company’s achievement of the Performance Objective and (ii) except as provided in Section 4 or Section 5 below or in a written employment agreement between you and the Company or one of its Affiliates (your “Employment Agreement”) or any severance or change in control plan or agreement with the Company or its Affiliates pursuant to which you are a party, your continued employment with the Company or one of its Affiliates through the applicable Measurement Date (as set forth in Section 2) upon which such Performance Units vest.
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(b)    Form of Settlement. The Committee, in its sole discretion, shall determine at the time of settlement whether the Earned Performance Units (as defined in Section 3), if any, will be settled in: (i) a single lump sum cash payment in an amount equal to the Fair Market Value of a share of Common Stock as of the date of settlement multiplied by the number of Performance Units to be settled, (ii) shares of Common Stock or (iii) a combination of cash and shares of Common Stock. Settlement of Performance Units shall be subject to and pursuant to rules and procedures established by the Committee in its sole discretion.
(c)    Dividend Equivalents. Upon and at each such time as the settlement of the Earned Performance Units (as defined below), the Company shall pay Grantee an additional amount, in cash, equal to the product of (i) the number of Earned Performance Units settled at such time (determined in accordance with Section 3) and (ii) the aggregate amount of any cash dividends paid since the first day of the current Performance Period on one share of Common Stock.
2.    Vesting and Measurement Dates. The Performance Units will vest and the number of Earned Performance Units will be determined pursuant to Section 3 in accordance with the following schedule:

Measurement Date	Number of Initial Performance Units Measured
[date]	[number] Units
[date]	[number]Units
[date]	[number]Units

3.    Performance Objective.    The Performance Objective with respect to the Initial Performance Units will be determined on each Measurement Date based on the Company’s Share Price Appreciation as compared to that of the Peer Group Index (as defined below). “Share Price Appreciation” shall mean, as to the Company and the Peer Group Index the annualized rate of return shareholders receive through stock or unit price changes (disregarding any dividends or other distributions paid), from the first day of the Performance Period through the applicable Measurement Date. For purposes of determining the Share Price Appreciation for the Company and the Peer Group Index through the applicable Measurement Date, the change in the price of the Company’s Common Stock and the Peer Group Index’s trading price, as the case may be, shall be based upon the closing price of the Common Stock and the Peer Group Index on the trading date immediately prior to the first day of the Performance Period (the “Initial Value”) and the closing price on the applicable Measurement Date. Achievement with respect to this Performance Objective shall be determined as of each Measurement Date by the Committee based on difference between the Company’s Share Price Appreciation and the Share Price Appreciation of the Peer Group Index from the first day of the Performance Period through such Measurement Date (the “Performance Delta”), and shall be determined in accordance with the table set forth in Appendix A hereto. The “Peer Group Index” means the Dow Jones U.S. Oil & Gas Exploration & Production Index, as measured by the performance of the iShares Dow Jones U.S. Oil & Gas Exploration & Production Index Fund (NYSEARCA: IEO). As soon as administratively practicable following each Measurement Date (but in no event later than the 15th day of the third calendar month following the calendar month in which the Measurement Date occurs), the Committee shall certify whether and to the extent that the Performance Objective has been achieved and will determine, in the manner described above, the number of Performance Units, if any, determined to be earned on such Measurement Date pursuant to the table in Appendix A. The number of Performance Units, if any, determined by the Committee pursuant to the preceding provisions of this Section 3 shall be referred to as the “Earned Performance Units.”
4.    Timing of Settlement; Fractional Shares. Unless an earlier date applies pursuant to Section 5(b) or 6(b), settlement in respect of Earned Performance Units shall be made not later than the 15th day of the third calendar month following the calendar month in which the applicable Measurement Date occurs. Neither this Section 4 nor any action taken pursuant to or in accordance with this Section 4 shall be construed to create a trust of any kind. Any shares of Common Stock issued to you pursuant to this Agreement in settlement of Earned Performance Units may be certificated or issued in book entry form registered in your name. Any fractional Earned Performance Units shall be rounded up to the nearest whole share of Common Stock.
5.    Termination of Employment.
(a)    Death, Disability or Retirement. In the event that your employment with the Company terminates during the Performance Period due to your death, Disability (as defined below) or retirement (as determined by the Committee in its sole discretion) then, on the next Measurement Date, you will be entitled to receive consideration with respect to number of Performance Units equal to the product of:
(i)    the number of Initial Performance Units (subject to adjustment as provided in Section 8) that would have become Earned Performance Units in accordance with the provisions of Section 2 had you remained employed with the Company through the next Measurement Date; and
(ii)    a fraction (A) the numerator of which is the number of full months since the previous Measurement Date during which you were employed by the Company (counting the month in which your termination of employment occurs as a full month) and (B) the denominator of which is twelve (12).
(b)    Involuntary Termination. In the event that your employment with the Company terminates during the Performance Period due to your Involuntary Termination (as defined below), then you will be entitled to receive consideration with respect to number of Performance Units equal to the product of:
(i)    the number of Initial Performance Units (subject to adjustment as provided in Section 8) that would have become Earned Performance Units in accordance with the provisions of Section 2 assuming that (A) the next Measurement Date occurs on the date of your Involuntary Termination and (B) the determination of whether, and to what extent, the Performance Objective is achieved, is based on actual performance against the Performance Objective through the date of your Involuntary Termination; and

(ii)    a fraction (A) the numerator of which is the number of full months since the previous Measurement Date during which you were employed by the Company (counting the month in which your termination of employment occurs as a full month) and (B) the denominator of which is twelve (12).
(c)    Other Termination of Employment. Unless otherwise determined by the Committee at or after grant, in the event that your employment with the Company terminates prior to the end of the Performance Period for any reason other than those listed in Sections 5(a) or 5(b), all of your Performance Units shall terminate and automatically be canceled upon such termination of employment.
(d)     Certain Definitions. As used in this Agreement, the term “Involuntary Termination” means any termination of your employment with the Company that is a result of the termination of your employment by the Company other than for Cause or your resignation for Good Reason. As used in this Agreement:
(i)    “Disability” means the inability, due to physical or mental illness of you to perform the essential functions of you position with or without accommodation, for a continuous period of twelve months.
(ii)    “Cause” means a good faith determination by two-thirds of the Committee that you: (A) willfully and continually failed to substantially perform your duties with the Company (other than a failure resulting from your incapacity due to physical or mental illness), which failure continued for a period of at least 30 days after a written notice of demand for substantial performance was delivered to you specifying the manner in which you failed to substantially perform, or (B) willfully engaged in conduct that is demonstrably and materially injurious to the Company and its Affiliates collectively, monetarily or otherwise.
(iii)    “Good Reason” means (A) a material change (without your consent) of your place of employment, except for reasonably required travel on the Company’s business or requested relocation to the Company’s corporate office; (B) a material reduction in the your base compensation; or (C) a material adverse change in your authority, duties or responsibilities from those in effect immediately prior to such change, except in connection with the termination of the your employment for Cause, due to death or disability, or your resignation other than for Good Reason; provided, however, a termination shall not be for Good Reason unless the you gives notice to the Company of the event in clause (A), (B) or (C) above within 90 days of the initial existence of the event and the Company has 30 days from the date of such notice to remedy the event. If the Company fails to timely remedy the event within such 30-day period, you may terminate your employment for Good Reason within 10 days of the Company’s failure to remedy such event. A termination by you after such 10-day period shall not constitute a Good Reason termination for purposes of this Agreement.
For purposes of this Agreement, you will be considered to have terminated from employment with the Company when you incur a “separation from service” within the meaning of Section 409A

(a)(2)(A)(i) of the Code and applicable administrative guidance thereunder. Except as otherwise provided for in Sections 5(a), 5(b) or 6, in the event that your employment with the Company terminates prior to the end of the Performance Period for any reason whatsoever, all of your unvested Performance Units shall terminate and automatically be canceled as of the date of such termination of employment.
6.    Change in Control.
(a)    Continuous Employment. Notwithstanding the provisions of Section 1 through Section 5 of this Agreement and Section 11(c) of the Plan, if you have been continuously employed from the date of this Agreement through the date that a Change in Control occurs (the “Change in Control Date”), then upon the occurrence of a Change in Control you will be entitled to receive consideration with respect to the number of Performance Units that would have become Earned Performance Units in accordance with the provisions of Section 2 assuming that:
(iii)    each Measurement Date that has not yet occurred occurs on the Change in Control Date; and
(iv)    the determination of whether, and to what extent, the Performance Objective is achieved, is based on actual performance against the stated performance criteria through the Change in Control Date.
(b)    Timing of Settlement. Any consideration due pursuant to this Section 6 shall be paid immediately following (and not later than five business days after) the Change in Control Date.
(c)    Alternative Form of Settlement. If a Change in Control involves a merger, reclassification, reorganization or other similar transaction pursuant to which the Common Stock is exchanged for stock of the surviving corporation in such merger, the successor to the corporation or the direct or indirect parent of such a corporation (collectively, the “Successor Corporation”), then the Committee may elect, at its sole discretion by resolution adopted prior to the Change in Control Date, to have the Company satisfy your rights in respect of the Performance Units (as determined pursuant to the foregoing provisions of this Section 6) with the same consideration (whether stock, cash or other property) payable or distributable in such transaction in respect of a share of Common Stock. Any property distributed pursuant to this Section 6(c), whether in shares of the Successor Corporation or otherwise, shall in all cases be freely transferable without any restriction (other than any such restriction that may be imposed by applicable law), and any securities issued hereunder shall be registered to trade under the Exchange Act, and shall have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

7.    Nontransferability of Awards. The Performance Units granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Following your death, any shares distributable (or cash payable) in respect of Performance Units will be delivered or paid, at the time specified in Section 4, Section 5 or, if applicable, Section 6, to your beneficiary in accordance with, and subject to, the terms and conditions hereof and of the Plan.
8.    Beneficiary Designation. You may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom shall be delivered or paid under this Agreement following your death any shares that are distributable or cash payable hereunder in respect of your Performance Units at the time specified in Section 4, Section 5 or, if applicable, Section 6. Each designation will revoke all prior designations, shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Committee during your lifetime. In the absence of any such effective designation, shares issuable and cash payable in connection with your death shall be paid to your surviving spouse, if any, or otherwise to your estate.
9.    Adjustments in Respect of Performance Units. In the event of any common stock dividend or common stock split, recapitalization (including, but not limited to, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders (other than cash dividends), exchange of shares, or other similar corporate change with regard to the Company, appropriate adjustments shall be made by the Committee to the Initial Value of the corresponding common stock the aggregate number of Performance Units subject to this Agreement. The Committee’s determination with respect to any such adjustment shall be conclusive.
10.    Effect of Settlement. Upon conversion into shares of Common Stock, a cash settlement of your rights, a combination of the issuance of Common Stock and the payment of cash, or settlement of your rights in any other manner consistent with the terms of this Agreement, all of your Performance Units subject to the Award shall be cancelled and terminated. If and to the extent that you are still employed at the end of the Performance Period, and none of your Performance Units shall have become earned in accordance with the terms of this Agreement, all such Performance Units subject to the Award shall be cancelled and terminated.
11.    Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.
12.    Venue. Any action seeking interpretation or enforcement of its terms shall be maintained in a court of competent jurisdiction in Harris County in the State of Texas without regard to where the cause of action arose.
13.    Forfeiture under Certain Circumstances. Notwithstanding any provisions in this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement or the sale of shares of stock shall be subject to a clawback to the extent necessary to comply with applicable law including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any Securities and Exchange Commission rule or applicable securities exchange requirement.
14.    Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree with the Company that you will keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.
15.    Other Laws. The Company shall not be obligated to issue any Common Stock pursuant to any Performance Unit at any time when the shares covered by such Award have not been registered under the Securities Act, and such other state and federal laws, rules, and regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules, and regulations available for the issuance and sale of such shares.
16.    Payment of Taxes. The Company may from time to time require you to pay to the Company (or an Affiliate if you are an employee of an Affiliate) the amount that the Company deems necessary to satisfy the Company’s or its Affiliate’s current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the Performance Units. With respect to any required tax withholding, unless another arrangement is permitted by the Company in its discretion, the Company shall withhold from the shares of Common Stock to be issued to you the number of shares necessary to satisfy the Company’s obligation to withhold taxes, that determination to be based on the shares’ Fair Market Value at the time as of which such determination is made. In the event the Company subsequently determines that the aggregate Fair Market Value of any shares of Common Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you shall pay to the Company, immediately upon the Company’s request, the amount of that deficiency.
17.    Right of the Company and Affiliates to Terminate Your Employment. Nothing contained in this Agreement shall confer upon you the right to continue in the employ of the Company or any Affiliate, or interfere in any way with the rights of the Company or any Affiliate to terminate your employment at any time.
18.    No Liability for Good Faith Determinations. Neither the Company nor the members of the Board and the Committee shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Performance Units granted hereunder.
19.    No Guarantee of Interests. The Board, the Committee and the Company do not guarantee the Common Stock of the Company from loss or depreciation.
20.    Company Records. Records of the Company or its Affiliates regarding your period of employment, termination of employment and the reason therefore, leaves of absence, re-

employment and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.
21.    Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
22.    Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal in-hand delivery, by telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the address indicated beneath its signature on the execution page of this Agreement, and to you at your address indicated on the Company’s stock records, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner herein set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means), and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.
23.    Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.
24.    Successor. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.
25.    Headings. The titles and headings of Sections and paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
26.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.
27.    Amendment. This Agreement may be amended at any time unilaterally by the Company provided that such amendment is consistent with all applicable laws and does not materially reduce any rights or benefits you have accrued pursuant to this Agreement. This Agreement may also be amended at any time unilaterally by the Company to the extent the Company believes in good faith that such amendment is necessary or advisable to bring this Agreement into compliance with any applicable laws, including Section 409A of the Code.
28.    The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.
29.    Agreement Respecting Securities Act. You represent and agree that you will not sell the Common Stock that may be issued to you pursuant to your Performance Units except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act (including Rule 144).
30.    No Shareholder Rights. The Performance Units granted pursuant to this Agreement do not and shall not entitle you to any rights as a shareholder of Common Stock until such time as you receive shares of Common Stock pursuant to this Agreement. Your rights with respect to the Performance Units shall remain forfeitable at all times prior to the date on which rights become earned in accordance with this Agreement.

If you accept this Performance Unit Award Agreement and agree to its terms and conditions, please so confirm by signing and returning the duplicate of this Agreement enclosed for that purpose.

Very Truly Yours,

GASTAR EXPLORATION INC.

By:__________________________
Name:________________________
Title:_________________________
Date:_________________________

ACKNOWLEDGED AND AGREED:

By:
Name:
Title:

Appendix A
Determination of Earned Performance Units on each Measurement Date

Performance Delta (1)	Payout as a % of the Number of Initial Performance Units for which Measurement Date is Occurring
25 or Greater	200%
20	180%
15	160%
10	140%
5	120%
0	100%
-5	80%
-10	60%
-15	40%
-20	20%
-25 or Less	0%

(1) Equal to the difference between the Share Price Appreciation of the Company and the Share Price Appreciation of the Peer Group Index for the period beginning on the first day of the Performance Period and ending at the end of the applicable Measurement Date, determined in accordance with Section 3.

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